Exhibit 99.1

                  AMERICA ONLINE, INC. COMPLETES ACQUISITION OF
                       NETSCAPE COMMUNICATIONS CORPORATION

Dulles, VA, March 17, 1999 - America Online, Inc. (NYSE: AOL) today announced that it has completed the acquisition of Netscape Communications Corporation (NASDAQ: NSCP).

At a special meeting of stockholders held today, Netscape stockholders approved the stock-for-stock, pooling-of-interests transaction, in which Netscape stockholders will receive 0.90 shares of AOL common stock for each share of Netscape common stock.

About America Online, Inc.

America Online, Inc., based in Dulles, Virginia, is the world's leader in branded interactive services and content. America Online, Inc. operates two worldwide Internet services: America Online, with more than 16 million members; and CompuServe, with approximately 2 million members. America Online, Inc. also operates AOL Studios, a leading builder of Internet brands for new market segments. Other branded Internet services operated by America Online, Inc. include AOL.COM, the world's most accessed Web site from home; Digital City, Inc., the No. 1 branded local content network and community guide on AOL and the Internet; AOL NetFind, AOL's comprehensive guide to the Internet; AOL Instant Messenger, an instant messaging tool available on both AOL and the Internet; and ICQ, an instant communication and chat technology on the Internet.

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3/17/99 12:50 PM